                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              _____________________________________________________

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 18

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ________________________
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ___________________________
                         (Title of Class of Securities)

                                   38141G 10 4
                              ______________________
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                            _________________________
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 August 3, 2001
                              ____________________
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

_________________________
CUSIP NO. 38141G 10 4                 13D
_________________________
________________________________________________________________________________

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
________________________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons(1)           (a)      [x]

    As to a group consisting of persons other than Covered Persons  (b)      [x]
________________________________________________________________________________

3.  SEC USE ONLY
________________________________________________________________________________

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)

    (Applies to each person listed on Appendix A.)
________________________________________________________________________________
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person
    listed on Appendix A.)                                                  [ ]
_______________________________________________________________________________

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
_______________________________________________________________________________

                             7.  SOLE VOTING POWER (See Item 6)
              NUMBER OF         As to Covered Shares, 0
               SHARES           As to Uncovered Shares, as stated in Appendix A
            BENEFICIALLY     ___________________________________________________
              OWNED BY       8. SHARED VOTING POWER (See Item 6)
              REPORTING         (Applies to each person listed on Appendix A.)
               PERSON           247,260,610 Covered Shares held by Covered
                WITH            Persons
                                11,330 Uncovered Shares held by Covered
                                Persons (3)
                                1,662,255 Other Uncovered Shares held by Covered
                                Persons(4)
                                5,455,197 shares held by KAA (5)
                                14,743,610 shares held by SBCM (5)
                             ___________________________________________________
                             9.  SOLE DISPOSITIVE POWER (See Item 6)
                                As to Covered Shares, less than 1%
                                As to Uncovered Shares, as stated in Appendix A
                             ___________________________________________________
                             10.  SHARED DISPOSITIVE POWER (See Item 6):
                                  As to Covered Shares, 0
                                 As to Uncovered Shares, as stated in Appendix A




11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   248,934,195
_______________________________________________________________________________
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (Applies to each person listed on Appendix A.)        [x](6)
_______________________________________________________________________________
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                51.65%(6)
_______________________________________________________________________________
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.


_________________
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 89 private charitable foundations established by 89 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 5,455,197 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         490            0            490              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
                                                              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0            134            0              134

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0            300            0              300
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                   Ireland/South Africa      0             0             0               0
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0          2,860(7)         0            2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0

(7)        Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael Grindfors                         Sweden              0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Carl H. Hewitt                                                0           1000(8)         0             1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0

(8)        Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     528            0            528              0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Robert J. Jacobson, Jr.                                       0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                           UK               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0            15               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Laura A. Liswood                                              3             0             3               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0            60               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             20             0            20               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Lynn M. McCormick                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0            215            0              215
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                          50             0            50               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0            43               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0            44               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Gregory K. Palm                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            285            0            285              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          10             0            10               0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             210            0            210              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900           0             1,900
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0           1,000           0             1,000
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                         40            150(9)        40             150(9)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0

(9)        Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                             90             0            90               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Michael J. Zamkow                                             0            10(10)         0              10(10)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

(10)        Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
Shares held by 89 private                   N/A               0         1,662,255         0         1,662,255
charitable foundations established
by 89 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(1)

(1) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES

TRUSTS
------
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES

TRUSTS
------
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES

Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
Brian Patrick Minehan 2001 Trust                                 0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0

The Constance A. Haydock 2000 Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                            0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0
JG 2001 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Nina B. Haydock 2000 Trust                                   0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                            0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                            0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
The Randy Frankel 2001 Family Trust                              0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Richard Hogan 2001 Family Trust                              0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                            0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                            0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0
The Terence M. O'Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O'Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O'Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                      0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                            0             0             0              0
The Walter H. Haydock 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                            0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0
The Daniel G. Brennan Family Limited
    Partnership                              Illinois            0             0             0              0
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
Harris Capital Partners, Limited
    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
LIMITED LIABILITY COMPANIES
The Fred Kambeitz Family LLC                 Delaware            0             0             0              0
The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Lowell Millar Family LLC                 Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS
Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 18 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 18 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate transferred shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 9,151,798 shares for all Covered Persons). These sales commenced on June 27, 2001 and an aggregate of 6,677,370 Covered Shares had been sold as of August 3, 2001 as described in Annex E. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 9,151,798 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending August 31, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 6,677,370 Covered Shares had been sold as of August 3, 2001).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

   Exhibit                        Description
      A.    Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
            No. 005-56295) (the "Initial Schedule 13D")).

      B.    Voting Agreement, dated as of April 30, 1999, by and among The
            Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
            Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.    Voting Agreement, dated as of April 30, 1999, by and among The
            Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo
            Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.    Form of Agreement Relating to Noncompetition and Other Covenants
            (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
            Sachs Group, Inc.).

      E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
            S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.    Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
            Exhibit E), dated July 10, 2000 (incorporated by reference to
            Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July
            11, 2000 (File No. 005-56295)).

      G.    Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      H.    Supplemental Registration Rights Instrument, dated as of December
            10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
            005-56295)).

      I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
            (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

      J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
            13D, filed June 21, 2000 (File No. 005-56295)).

      K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

      L.    Form of Counterpart to Shareholders' Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit L to Amendment
            No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
            005-56295)).

      M.    Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
            (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   Exhibit                        Description
      N.    Form of Guarantee and Pledge Agreement for non-U.S. corporations
            (incorporated by reference to Exhibit N to Amendment No. 3 to the
            Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      O.    Form of Pledge Agreement for shareholders of non-U.S. corporations
            (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.    Form of Pledge Agreement for shareholders of non-U.S. corporations
            (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
            (File No. 005-56295)).

      Q.    Form of Counterpart to Shareholders' Agreement for Transferee
            Covered Persons (incorporated by reference to Exhibit Q to Amendment
            No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      R.    Supplemental Registration Rights Instrument, dated as of June 19,
            2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      S.    Supplemental Registration Rights Instrument, dated as of July 31,
            2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      T.    Underwriting Agreement (U.S. Version), dated as of August 1, 2000
            (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.    Underwriting Agreement (International Version), dated as of August
            1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      V.    Underwriting Agreement (Asia/Pacific Version), dated as of August 1,
            2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed
            September 25, 2000 (File No. 005-56295)).

      X.    Power of Attorney (incorporated by reference to Exhibit X to
            Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
            (File No. 005-56295)).

      Y.    Form of Amended and Restated Member Agreement, dated as of September
            10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to
            Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

      Z.    Form of Pledge Agreement, dated as of October 31, 2000, between GS
            Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

   Exhibit                        Description
      AA.   Supplemental Registration Rights Instrument, dated as of December
            21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
            12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
            005-56295)).

      BB.   Form of Member Agreement, dated as of January 26, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).

      CC.   Form of Pledge Agreement, dated as of March 19, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


                                                                                       CONVICTIONS OR           BENEFICIAL
                                                                                        VIOLATIONS OF        OWNERSHIP OF THE
                                                                   PRESENT            FEDERAL OR STATE       COMMON STOCK OF
  NAME             CITIZENSHIP         BUSINESS ADDRESS           EMPLOYMENT          LAWS WITHIN THE           THE GOLDMAN
                                                                                      LAST FIVE  YEARS      SACHS GROUP, INC.
Steven M.               USA            85 Broad Street        Managing Director,      None                 Covered Person, so
Bunson                                 New York, NY           The Goldman                                  ownership is as set
                                       10004                  Sachs Group, Inc                             forth in or
                                                             .                                             incorporated into
                                                                                                           Item 5 above.

Russell E.              USA            85 Broad Street        Managing Director,      None                 Covered Person, so
Makowsky                               New York, NY           The Goldman                                  ownership is as set
                                       10004                  Sachs Group, Inc.                            forth in or
                                                                                                           incorporated into
                                                                                                           Item 5 above.

Michael H.              UK             26 New Street,         Partner,                None                 None
Richardson                             St. Helier, Jersey,    Bedell Cristin
                                       JE4 3RA

John D.                 UK             Victoria Hall          Vice President/         None                 None
Amaral                                 11 Victoria St.        Account Manager,
                                       Hamilton HM11          J&H Marsh &
                                       Bermuda                McLennan

Marguerite              USA            120 Broadway           Vice President,         None                 None
R. Gorman                              New York, NY           Spear, Leeds &
                                       10271                  Kellogg, L.P.

Richard D.              UK             41 Cedar Avenue        Partner, Appleby,       None                 None
Spurling                               Hamilton HM12          Spurling & Kempe
                                       Bermuda

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS


None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through August 3, 2001 under the Rule 144 Program (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter.)

                  COVERED PERSON                              NUMBER OF SHARES
           Bradley I. Abelow                                       21,839
           Paul M. Achleitner                                     100,000
           Armen A. Avanessians                                    50,000
           David Baum                                              22,171
           Frank A. Bednarz                                         1,385
           Ron E. Beller                                           46,902
           Milton R. Berlinski                                     36,000
           Lloyd C. Blankfein                                      70,000
           David W. Blood                                          60,000
           Peter L. Briger, Jr.                                    30,000
           Richard J. Bronks                                       24,233
           Lawrence R. Buchalter                                   40,000
           Michael J. Carr                                         28,567
           Christopher J. Carrera                                  23,993
           Mary Ann Casati                                         12,500
           Zachariah Cobrinik                                      46,811
           Gary D. Cohn                                            42,500
           Christopher A. Cole                                     10,000
           William Connell                                          2,907
           Carlos A. Cordeiro                                      79,614
           Henry Cornell                                           75,500
           E. Gerald Corrigan                                      25,000
           Frank L. Coulson, Jr.                                   93,103
           Randolph L. Cowen                                       25,000
           Timothy D. Dattels                                      45,512
           Gavyn Davies                                            23,000
           David A. Dechman                                        23,267
           Joseph Della Rosa                                       70,000
           Alexander C. Dibelius                                    5,000
           John O. Downing                                         60,000
           Connie K. Duckworth                                     60,705
           C. Steven Duncker                                       25,000
           Glenn P. Earle                                          44,245
           Paul S. Efron                                           23,959
           Aubrey J. Ellis                                          3,500
           J. Michael Evans                                       111,381
           Pieter Maarten Feenstra                                 22,397
           Lawton W. Fitt                                          75,000
           David B. Ford                                           93,879
           Edward C. Forst                                         10,000
           Christopher G. French                                   10,475
           Richard A. Friedman                                    139,905
           Peter C. Gerhard                                        76,186
           Nomi P. Ghez                                            66,381

                  COVERED PERSON                              NUMBER OF SHARES
           Joseph H. Gleberman                                     99,837
           Jeffrey B. Goldenberg                                   15,000
           Jacob D. Goldfield                                      77,488
           Andrew M. Gordon                                        26,000
           Geoffrey T. Grant                                       41,113
           Eric P. Grubman                                         49,493
           Joseph D. Gutman                                        10,000
           Robert S. Harrison                                      30,000
           Thomas J. Healey                                        51,903
           David B. Heller                                         25,000
           Mary C. Henry                                           44,604
           M. Roch Hillenbrand                                     15,000
           Jacquelyn M. Hoffman-Zehner                             34,985
           Fern Hurst                                              20,000
           Robert J. Hurst                                         40,000
           Francis J. Ingrassia                                    52,937
           Timothy J. Ingrassia                                    26,279
           Reuben Jeffery III                                      90,132
           Stefan J. Jentzsch                                      20,000
           Chansoo Joung                                           10,000
           Ann F. Kaplan                                           83,314
           Barry A. Kaplan                                         37,697
           Scott B. Kapnick                                        93,874
           Robert J. Katz                                         116,446
           Douglas W. Kimmelman                                    25,000
           Bradford C. Koenig                                      40,081
           Jonathan L. Kolatch                                     52,911
           David G. Lambert                                        33,386
           Thomas D. Lasersohn                                     24,189
           Anthony D. Lauto                                        23,892
           Matthew G. L'Heureux                                    25,000
           Lawrence H. Linden                                      77,988
           Robert Litterman                                        54,502
           Robert H. Litzenberger                                  17,265
           Jonathan M. Lopatin                                     40,906
           Michael R. Lynch                                        90,000
           Peter G. C. Mallinson                                   88,760
           Arthur S. Margulis, Jr.                                 14,000
           Ronald G. Marks                                         42,152
           Eff W. Martin                                           71,633
           John P. McNulty                                        128,861
           E. Scott Mead                                           25,000
           Sanjeev K. Mehra                                        20,000
           Eric M. Mindich                                         50,000
           Steven T. Mnuchin                                       50,000
           Masanori Mochida                                       114,729
           Karsten N. Moller                                       46,001
           Wayne L. Moore                                          10,000
           Robert B. Morris III                                    92,577
           R. Scott Morris                                          2,000
           Sharmin Mossavar-Rahmani                                60,000
           Edward A. Mule                                          45,000
           Philip D. Murphy                                        20,000
           Thomas S. Murphy, Jr.                                   11,500

                  COVERED PERSON                              NUMBER OF SHARES
           Avi M. Nash                                             18,200
           Daniel M. Neidich                                       99,195
           Kipp M. Nelson                                          49,495
           Michael E. Novogratz                                    20,000
           Terence J. O'Neill                                      40,000
           Timothy J. O'Neill                                      94,065
           Donald C. Opatrny, Jr.                                  75,000
           Robert J. O'Shea                                        77,894
           Greg M. Ostroff                                         19,400
           Robert J. Pace                                          17,837
           Scott M. Pinkus                                         89,937
           Timothy C. Plaut                                        52,850
           John J. Powers                                          50,000
           Scott Prince                                            20,029
           Stephen D. Quinn                                        87,219
           Michael G. Rantz                                        46,200
           Girish V. Reddy                                         22,463
           James P. Riley, Jr.                                     84,433
           Simon M. Robertson                                      50,000
           J. David Rogers                                         91,712
           Emmanuel Roman                                          15,000
           Ralph F. Rosenberg                                      18,399
           Stuart M. Rothenberg                                    30,000
           Michael S. Rubinoff                                     23,605
           Richard M. Ruzika                                       23,261
           Jeri Lynn Ryan                                          13,613
           John C. Ryan                                            25,000
           Michael D. Ryan                                         10,000
           Richard A. Sapp                                        100,000
           Joseph Sassoon                                          75,968
           Tsutomu Sato                                            30,304
           Muneer A. Satter                                        42,122
           Jonathan S. Savitz                                      13,899
           Peter Savitz                                            38,480
           Howard B. Schiller                                      40,000
           Antoine Schwartz                                        27,723
           Eric S. Schwartz                                        82,195
           Charles B. Seelig, Jr.                                  80,000
           Steven M. Shafran                                       34,833
           James M. Sheridan                                       30,000
           Richard G. Sherlund                                     54,299
           Howard A. Silverstein                                   20,000
           Dinakar Singh                                           23,782
           Christian J. Siva-Jothy                                 24,500
           Cody J Smith                                            42,108
           Jonathan S. Sobel                                       23,624
           Marc A. Spilker                                         42,878
           Daniel W. Stanton                                       50,000
           Esta E. Stecher                                         54,934
           Cathrine S. Steck                                       18,526
           Fredric E. Steck                                        25,000
           Robert K. Steel                                        125,000
           Gene T. Sykes                                           40,000
           Mark R. Tercek                                          39,090

                  COVERED PERSON                              NUMBER OF SHARES
           Donald F. Textor                                        49,646
           John R. Tormondsen                                      39,000
           Leslie C. Tortora                                       90,278
           John L. Townsend III                                    71,352
           Byron D. Trott                                          33,158
           Thomas E. Tuft                                          50,000
           Malcolm B. Turnbull*                                    25,414
           John E. Urban                                           23,632
           Lee G. Vance                                            56,110
           David A. Viniar                                        100,000
           George H. Walker IV                                     21,878
           Patrick J. Ward                                        144,072
           John S. Weinberg                                        50,000
           George W. Wellde, Jr.                                   60,000
           Anthony G. Williams                                     82,976
           Gary W. Williams                                        70,000
           Jon Winkelreid                                          25,000
           Steven J. Wisch                                         42,922
           Richard E. Witten                                       98,479
           Tracy R. Wolstencroft                                   25,000
           Yasuyo Yamazaki                                         28,188
           Danny O. Yee                                            51,029
           Michael J. Zamkow                                       50,000
           Gregory H. Zehner                                       38,589
           Joseph R. Zimmel                                       107,543
           Barry L. Zubrow                                         50,000
           Mark A. Zurack                                          47,824

           TRUSTS

           The Corzine Blind Trust                                275,840
           Mark Dehnert Living Trust                                5,000
           The Unicorn Trust                                      103,472

           PARTNERSHIPS

           The Daniel G. Brennan Family Limited
             Partnership                                            7,368
           Mijen Family Partnership                                10,000
           The Rizner Family Limited Partnership                   11,294

           CORPORATIONS

           Guapulo Holdings Limited                                30,000
           HJS2 Limited                                             5,000
           Majix Limited                                           49,764
           Melalula Limited                                        90,966
           Robinelli Limited                                       20,676
           Vyrona Holdings Limited                                100,004

_______________________

* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

On September 24, 2001, 33,654 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 48,198 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:

COVERED PERSON                     TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
 Peter Hollmann                   July 9, 2001                250              $82.03
 Neil I. Sarnak                  July 10, 2001                315               82.10
 Gregory T. Hoogkamp             July 11, 2001              1,000               80.94
 Trevor P. Nash                  July 11, 2001              2,461               80.94
 Alan J. Brazil                  July 12, 2001                956               84.97
 Isabelle Hayen                  July 12, 2001               1100               84.97
 Isabelle Hayen                  July 12, 2001               1085               84.97
 Amos Meron                      July 12, 2001              1,346               84.97
 Virginia E. Carter              July 13, 2001              1,274               86.71
 Jacques Martin                  July 13, 2001                400               86.71
 Joseph P. McGrath, Jr.          July 13, 2001              2,355               86.71
 David B. Philip                 July 13, 2001                241               86.71
 Mark F. Slaughter               July 13, 2001                751               86.71
 Mark F. Slaughter               July 13, 2001                981               86.71
 Gregg S. Weinstein              July 13, 2001                912               86.71
 William H. Wolf, Jr.            July 13, 2001                346               86.71
 Meyrick Cox                     July 16, 2001              1,052               83.96
 Robert G. Hottensen, Jr.        July 16, 2001              1,800               83.96
 Andrew L. Metcalfe              July 16, 2001                600               83.96
 David J. Greenwald              July 18, 2001                600               83.68
 Atul Kapur                      July 18, 2001              2,500               83.68
 Richard Katz                    July 18, 2001              1,349               83.68
 Jacques Martin                  July 18, 2001                400               83.68
 Michael A. Mendelson            July 18, 2001                500               83.68
 Warwick M. Negus                July 18, 2001                905               83.68
 Richard J. Rosenstein           July 18, 2001              1,259               83.68
 John S. Willian                 July 18, 2001                955               83.68
 Russell E. Makowsky             July 19, 2001                153               83.10
 Russell E. Makowsky             July 19, 2001                667               83.10
 Karen A. Matte                  July 19, 2001                500               83.10
 Douglas C. Grip                 July 20, 2001              1,000               83.07
 Bonnie S. Litt                  July 20, 2001                500               83.07
 Sharon I. Meers                 July 20, 2001                600               83.07
 Ivan Ross                       July 20, 2001                300               83.07
 John J. Vaske                   July 20, 2001                800               83.07


The following sale of shares of Common Stock was made by the following Covered Person through Goldman, Sachs & Co. for cash on the New York Stock
Exchange. These shares are Uncovered Shares:

COVERED PERSON                     TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
 Alan J. Brazil                  July 11, 2001                200              $81.25

The following purchases of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York
Stock Exchange. These shares are Uncovered Shares:

 COVERED PERSON                     TRADE DATE      NUMBER OF SHARES     PRICE PER SHARE
 Robert J. Hurst*                   July  9, 2001             100              $81.75
 Robert A. McTamaney                July 16, 2001              50               85.90

* This purchase was made by the Covered Person in his capacity as custodian under the Uniform Transfer to Minors Act.


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

                              TRANSACTION      NUMBER OF
 COVERED PERSON                   DATE          SHARES      PRICE PER SHARE

   Laura A. Liswood              July 31, 2001    3            $83.16
   Thomas J. McAdam              July 31, 2001    2             83.16


On July 12, 2001, one Covered Person donated 1,000 Covered Shares to a public charitable foundation.


RULE 144 PROGRAM

Commencing on June 27, 2001, the Covered Persons listed in Table I below sold an aggregate of 6,677,370 Covered Shares under the Rule 144 Program referred to in
Item 4 above through August 3, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

Table I

                                                        SHARES SOLD    TOTAL SHARES SOLD
                                                        EACH TRADING   ON ALL TRADING DAYS
           COVERED PERSON                                   DAY
         Bradley I. Abelow                                     590             15,930
         Paul M. Achleitner                                  2,702             72,955
         Armen A. Avanessians                                1,351             36,478
         David Baum                                            599             16,173
         Frank A. Bednarz                                       37                999
         Ron E. Beller                                       1,267             34,209
         Milton R. Berlinski                                   973             26,271
         Lloyd C. Blankfein                                  1,892             51,084
         David W. Blood                                      1,621             43,768
         Peter L. Briger, Jr.                                  811             21,897
         Richard J. Bronks                                     655             17,685
         Lawrence R. Buchalter                               1,081             29,187
         Michael J. Carr                                       772             20,844
         Christopher J. Carrera                                648             17,496
         Mary Ann Casati                                       338              9,126
         Zachariah Cobrinik                                  1,265             34,155
         Gary D. Cohn                                        1,148             30,996
         Christopher A. Cole                                   270              7,290
         William Connell                                        79              2,133
         Carlos A. Cordeiro                                  2,151             58,078
         Henry Cornell                                       2,040             55,081
         E. Gerald Corrigan                                    676             18,252
         Frank L. Coulson, Jr.                               2,516             67,932

* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

                                                        SHARES SOLD    TOTAL SHARES SOLD
                                                        EACH TRADING   ON ALL TRADING DAYS
           COVERED PERSON                                   DAY
         Randolph L. Cowen                                     676             18,252
         Timothy D. Dattels                                  1,230             33,210
         Gavyn Davies                                          622             16,794
         David A. Dechman                                      629             16,983
         Joseph Della Rosa                                   1,892             51,084
         Alexander C. Dibelius                                 135              3,645
         John O. Downing                                     1,621             43,768
         Connie K. Duckworth                                 1,640             44,281
         C. Steven Duncker                                     676             18,252
         Glenn P. Earle                                      1,196             32,292
         Paul S. Efron                                         647             17,469
         Aubrey J. Ellis                                        95              2,565
         J. Michael Evans                                    3,010             81,270
         Pieter Maarten Feenstra                               605             16,335
         Lawton W. Fitt                                      2,027             54,729
         David B. Ford                                       2,537             68,499
         Edward C. Forst                                       270              7,290
         Christopher G. French                                 283              7,641
         Richard A. Friedman                                 3,781            102,087
         Peter C. Gerhard                                    2,059             55,593
         Nomi P. Ghez                                        1,794             48,438
         Joseph H. Gleberman                                 2,698             72,846
         Jeffrey B. Goldenberg                                 405             10,935
         Jacob D. Goldfield                                  2,094             56,538
         Andrew M. Gordon                                      703             18,981
         Geoffrey T. Grant                                   1,111             29,997
         Eric P. Grubman                                     1,337             36,099
         Joseph D. Gutman                                      270              7,290
         Robert S. Harrison                                    811             21,897
         Thomas J. Healey                                    1,403             37,881
         David B. Heller                                       676             18,252
         Mary C. Henry                                       1,205             32,535
         M. Roch Hillenbrand                                   405             10,935
         Jacquelyn M. Hoffman-Zehner                           945             25,515
         Fern Hurst                                            540             14,580
         Robert J. Hurst                                     1,081             29,187
         Francis J. Ingrassia                                1,431             38,637
         Timothy J. Ingrassia                                  710             19,170
         Reuben Jeffery III                                  2,436             65,772
         Stefan J. Jentzsch                                    540             14,580
         Chansoo Joung                                         270              7,290
         Ann F. Kaplan                                       2,251             60,778
         Barry A. Kaplan                                     1,019             27,513
         Scott B. Kapnick                                    2,537             68,499
         Robert J. Katz                                      3,147             84,969
         Douglas W. Kimmelman                                  676             18,252
         Bradford C. Koenig                                  1,083             29,241
         Jonathan L. Kolatch                                 1,430             38,610
         David G. Lambert                                      902             24,354
         Thomas D. Lasersohn                                   654             17,658
         Anthony D. Lauto                                      646             17,442

                                                        SHARES SOLD    TOTAL SHARES SOLD
                                                        EACH TRADING   ON ALL TRADING DAYS
           COVERED PERSON                                   DAY
         Matthew G. L'Heureux                                  676             18,252
         Lawrence H. Linden                                  2,107             56,890
         Robert Litterman                                    1,473             39,771
         Robert H. Litzenberger                                467             12,609
         Jonathan M. Lopatin                                 1,105             29,835
         Michael R. Lynch                                    2,432             65,665
         Peter G. C. Mallinson                               2,399             64,773
         Arthur S. Margulis, Jr.                               378             10,206
         Ronald G. Marks                                     1,139             30,753
         Eff W. Martin                                       1,936             52,272
         John P. McNulty                                     3,482             94,015
         E. Scott Mead                                         676             18,252
         Sanjeev K. Mehra                                      540             14,580
         Eric M. Mindich                                     1,351             36,478
         Steven T. Mnuchin                                   1,351             36,477
         Masanori Mochida                                    3,100             83,701
         Karsten N. Moller                                   1,243             33,561
         Wayne L. Moore                                        270              7,290
         Robert B. Morris III                                2,502             67,554
         R. Scott Morris                                        54              1,458
         Sharmin Mossavar-Rahmani                            1,621             43,767
         Edward A. Mule                                      1,216             32,832
         Philip D. Murphy                                      540             14,580
         Thomas S. Murphy, Jr.                                 311              8,397
         Avi M. Nash                                           492             13,284
         Daniel M. Neidich                                   2,681             72,387
         Kipp M. Nelson                                      1,338             36,126
         Michael E. Novogratz                                  540             14,580
         Terence J. O'Neill                                  1,081             29,187
         Timothy J. O'Neill                                  2,542             68,634
         Donald C. Opatrny, Jr.                              2,027             54,729
         Robert J. O'Shea                                    2,105             56,835
         Greg M. Ostroff                                       524             14,148
         Robert J. Pace                                        482             13,014
         Scott M. Pinkus                                     2,430             65,611
         Timothy C. Plaut                                    1,428             38,556
         John J. Powers                                      1,351             36,477
         Scott Prince                                          541             14,607
         Stephen D. Quinn                                    2,357             63,639
         Michael G. Rantz                                    1,248             33,696
         Girish V. Reddy                                       607             16,389
         James P. Riley, Jr.                                 2,282             61,614
         Simon M. Robertson                                  1,351             36,477
         J. David Rogers                                     2,478             66,907
         Emmanuel Roman                                        405             10,935
         Ralph F. Rosenberg                                    497             13,419
         Stuart M. Rothenberg                                  811             21,897
         Michael S. Rubinoff                                   638             17,226
         Richard M. Ruzika                                     629             16,983
         Jeri Lynn Ryan                                        368              9,936
         John C. Ryan                                          676             18,252

                                                        SHARES SOLD    TOTAL SHARES SOLD
                                                        EACH TRADING   ON ALL TRADING DAYS
           COVERED PERSON                                   DAY
         Michael D. Ryan                                       270              7,290
         Richard A. Sapp                                     2,702             72,955
         Joseph Sassoon                                      2,053             55,431
         Tsutomu Sato                                          819             22,113
         Muneer A. Satter                                    1,138             30,726
         Jonathan S. Savitz                                    376             10,152
         Peter Savitz                                        1,040             28,080
         Howard B. Schiller                                  1,081             29,187
         Antoine Schwartz                                      749             20,223
         Eric S. Schwartz                                    2,221             59,968
         Charles B. Seelig, Jr.                              2,162             58,374
         Steven M. Shafran                                     941             25,407
         James M. Sheridan                                     811             21,897
         Richard G. Sherlund                                 1,467             39,609
         Howard A. Silverstein                                 540             14,580
         Dinakar Singh                                         643             17,361
         Christian J. Siva-Jothy                               662             17,874
         Cody J Smith                                        1,138             30,726
         Jonathan S. Sobel                                     638             17,226
         Marc A. Spilker                                     1,159             31,293
         Daniel W. Stanton                                   1,351             36,477
         Esta E. Stecher                                     1,484             40,068
         Cathrine S. Steck                                     501             13,527
         Fredric E. Steck                                      676             18,252
         Robert K. Steel                                     3,378             91,206
         Gene T. Sykes                                       1,081             29,187
         Mark R. Tercek                                      1,056             28,512
         Donald F. Textor                                    1,342             36,234
         John R. Tormondsen                                  1,054             28,458
         Leslie C. Tortora                                   2,440             65,880
         John L. Townsend III                                1,928             52,057
         Byron D. Trott                                        896             24,192
         Thomas E. Tuft                                      1,351             36,477
         Malcolm B. Turnbull*                                  687             18,549
         John E. Urban                                         639             17,253
         Lee G. Vance                                        1,516             40,932
         David A. Viniar                                     2,702             72,955
         George H. Walker IV                                   591             15,957
         Patrick J. Ward                                     3,893            105,112
         John S. Weinberg                                    1,351             36,477
         George W. Wellde, Jr.                               1,621             43,767
         Anthony G. Williams                                 2,242             60,535
         Gary W. Williams                                    1,892             51,084
         Jon Winkelreid                                        676             18,252
         Steven J. Wisch                                     1,160             31,320
         Richard E. Witten                                   2,661             71,848
         Tracy R. Wolstencroft                                 676             18,252
         Yasuyo Yamazaki                                       762             20,574
         Danny O. Yee                                        1,379             37,233

* Includes shares held by a corporation wholly owned by the Covered Person.

                                                        SHARES SOLD    TOTAL SHARES SOLD
                                                        EACH TRADING   ON ALL TRADING DAYS
           COVERED PERSON                                   DAY
         Michael J. Zamkow                                   1,351             36,477
         Gregory H. Zehner                                   1,043             28,161
         Joseph R. Zimmel                                    2,906             78,463
         Barry L. Zubrow                                     1,351             36,477
         Mark A. Zurack                                      1,292             34,884

         TRUSTS

         The Corzine Blind Trust                             7,454            201,259
         Mark Dehnert Living Trust                             135              3,645
         The Unicorn Trust                                   2,796             75,493

         PARTNERSHIPS

         The Daniel G. Brennan Family Limited
           Partnership                                         199              5,373
         Mijen Family Partnership                              270              7,290
         The Rizner Family Limited Partnership                 305              8,235

         CORPORATIONS

         Guapulo Holdings Limited                              811             21,897
         HJS2 Limited                                          135              3,645
         Majix Limited                                       1,345             36,315
         Melalula Limited                                    2,458             66,367
         Robinelli Limited                                     559             15,093
         Vyrona Holdings Limited                             2,702             72,955


Table II

           TRADING DAY                               PRICE PER SHARE
          June 27, 2001                                   $89.82
          June 28, 2001                                    88.48
          June 29, 2001                                    85.68
           July 2, 2001                                    84.84
           July 3, 2001                                    84.39
           July 5, 2001                                    84.61
           July 6, 2001                                    82.52
           July 9, 2001                                    81.83
          July 10, 2001                                    82.07
          July 11, 2001                                    80.90
          July 12, 2001                                    85.50
          July 13, 2001                                    86.79
          July 16, 2001                                    84.25
          July 17, 2001                                    83.65
          July 18, 2001                                    83.52
          July 19, 2001                                    83.05
          July 20, 2001                                    83.00
          July 23, 2001                                    82.88
          July 24, 2001                                    81.69
          July 25, 2001                                    81.92
          July 26, 2001                                    83.20
          July 27, 2001                                    84.84
          July 30, 2001                                    83.36
          July 31, 2001                                    83.87

           TRADING DAY                               PRICE PER SHARE
         August 1, 2001                                    84.96
         August 2, 2001                                    86.76
         August 3, 2001                                    85.80

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 7, 2001
                                         By:  /s/ Gregory K. Palm
                                            -----------------------------------
                                            Name: Gregory K. Palm
                                            Title: Attorney-in-Fact

                                  EXHIBIT INDEX

   Exhibit                        Description
      A.    Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
            No. 005-56295) (the "Initial Schedule 13D")).

      B.    Voting Agreement, dated as of April 30, 1999, by and among The
            Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
            Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

      C.    Voting Agreement, dated as of April 30, 1999, by and among The
            Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo
            Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

      D.    Form of Agreement Relating to Noncompetition and Other Covenants
            (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
            Sachs Group, Inc.).

      E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
            S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

      F.    Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
            Exhibit E), dated July 10, 2000 (incorporated by reference to
            Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July
            11, 2000 (File No. 005-56295)).

      G.    Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

      H.    Supplemental Registration Rights Instrument, dated as of December
            10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
            005-56295)).

      I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
            (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

      J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
            13D, filed June 21, 2000 (File No. 005-56295)).

      K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

      L.    Form of Counterpart to Shareholders' Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit L to Amendment
            No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
            005-56295)).

      M.    Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
            (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   Exhibit                        Description
      N.    Form of Guarantee and Pledge Agreement for non-U.S. corporations
            (incorporated by reference to Exhibit N to Amendment No. 3 to the
            Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      O.    Form of Pledge Agreement for shareholders of non-U.S. corporations
            (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

      P.    Form of Pledge Agreement for shareholders of non-U.S. corporations
            (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
            (File No. 005-56295)).

      Q.    Form of Counterpart to Shareholders' Agreement for Transferee
            Covered Persons (incorporated by reference to Exhibit Q to Amendment
            No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      R.    Supplemental Registration Rights Instrument, dated as of June 19,
            2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      S.    Supplemental Registration Rights Instrument, dated as of July 31,
            2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      T.    Underwriting Agreement (U.S. Version), dated as of August 1, 2000
            (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

      U.    Underwriting Agreement (International Version), dated as of August
            1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      V.    Underwriting Agreement (Asia/Pacific Version), dated as of August 1,
            2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

      W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed
            September 25, 2000 (File No. 005-56295)).

      X.    Power of Attorney (incorporated by reference to Exhibit X to
            Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
            (File No. 005-56295)).

      Y.    Form of Amended and Restated Member Agreement, dated as of September
            10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to
            Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

      Z.    Form of Pledge Agreement, dated as of October 31, 2000, between GS
            Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

   Exhibit                        Description
      AA.   Supplemental Registration Rights Instrument, dated as of December
            21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
            12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
            005-56295)).

      BB.   Form of Member Agreement, dated as of January 26, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).

      CC.   Form of Pledge Agreement, dated as of March 19, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).